Exhibit 10.2

February 17, 2016

Jonathan C. Fox, M.D., Ph.D.

1788 Clay Street Ste809

San Francisco, CA  94109

Re:  Transitional Services Agreement

Dear Jonathan:

This letter follows our recent discussions and proposes a mutual and amicable agreement (the “Agreement”) regarding your transition from employment with MyoKardia, Inc. (the “Company”).  We appreciate your contributions and would like to work with you to make this transition as smooth as possible.  With that in mind, this Agreement proposes an amicable arrangement under which you would be eligible to continue to be employed at the Company during a transition period, receive severance after the transition period, and be paid to provide post-employment consulting services.

If signed and not revoked, this Agreement will become a binding agreement between you and the Company (the “Agreement”) as of the Effective Date (as defined in Section 22 below) and will fully supersede other agreements or understanding between you and the Company relating to severance pay and benefits, including, without limitation, the employment offer letter dated March 4, 2013 (the “Offer Letter”).  However, regardless of whether you enter into this Agreement, your obligations under the Employee Confidentiality and Assignment Agreement signed by you on August 29, 2013 (the “NDA”) shall continue to be in full force and effect.  A true and correct executed copy of said NDA is attached hereto as Exhibit A and incorporated herein by reference.

The actual last day of your employment (whether it is, as described further in Section 1, on September 30, 2016 or on an earlier date) shall be referred to as the “Separation Date” and the time period between the Effective Date and the Separation Date shall be referred to as the “Transition Period.”

With those understandings, the Agreement between you and the Company is as follows:

1.	Titles/Duties During Transition Period

The Company will continue to employ you on an at-will basis through the Transition Period.  Although you will be an at-will employee, if you are terminated without Cause or if you resign for Good Reason (both as defined herein), you will be entitled to additional payments from the Company, as set forth in Section 5 below, subject to the terms and conditions of this Agreement.  Your job title during the Transition Period shall remain Chief Medical Officer (“CMO”) unless and until the Company hires a new Chief Medical Officer, at which time your job title shall become Senior Advisor for the duration of the Transition Period.  You will continue to work and provide services to the Company on a regular full-time basis during the Transition Period.  Your duties during the Transition Period, as well as the location where you will perform services and

Jonathan C. Fox, M.D., Ph.D.

February 17, 2016

other details associated with your employment during the Transition Period will be determined and communicated to you by the Company’s Chief Executive Officer (“CEO”).  Your job duties will include performing the CMO role until the new Chief Medical Officer (“New CMO”) is hired by the Company and transitioning information to other employees of the Company, including the New CMO.  As a Senior Advisor you will perform executive-level duties as requested by the Company.

The Separation Date will be the earliest of the following:

(a)	September 30, 2016;
(b)	The date of your voluntary resignation from the Company;
(c)	The date the Company terminates your employment without Cause;
(d)	The date the Company terminates your employment for “Cause;”[1] or
(e)	The date that you resign for “Good Reason”.[2]

In the interest of clarity, the ending of your employment prior to September 30, 2016 will accelerate your Separation Date but, except for a termination pursuant to 1(b) or 1(d), such early termination will not preclude you from receiving the Severance Benefits described in Section 5 so long as you are otherwise in compliance with the terms of this Agreement.  If your employment ends due your voluntary resignation before September 30, 2016 without the Company’s prior consent or due to a termination for Cause, you will be paid through the Separation Date but you will not be entitled to the Severance Benefits or to the benefits of the Consulting Agreement (as described below).

2.	Compensation Transition Period

You shall continue to receive your full base salary at the annual rate of $370,250.00 (the “Base Salary Rate”) and benefits as a regular full-time employee during the Transition Period.  The Base Salary Rate shall not be increased or decreased during the Transition Period or the Salary

[1]

For purposes of this Agreement, “Cause” shall mean your (i) dishonesty, embezzlement, misappropriation of assets or property of the Company; (ii) gross negligence, misconduct, neglect of duties, theft, fraud, or breach of fiduciary duty to the Company; (iii) violation of federal or state securities laws; (iv) a material breach of this Agreement  which, if curable,  remains uncured after written notice and 30 days opportunity to cure; (v) the conviction of a felony, or any crime involving moral turpitude, including a plea of guilty or nolo contendre; or (vi) material unsatisfactory performance as determined by the Board of Directors of the Company after written notice and a thirty (30) day opportunity to cure.

[2]

For the purposes of this Agreement, “Good Reason” means your resignation within thirty (30) days following any action by the Company (or its successor or acquirer) which: (i) reduces the Base Salary Rate or Target Bonus prior to the Separation Date; (ii) relocates Employee’s regular work site more than twenty-five (25) miles without his consent; or (iii) unilaterally change Employee’s title, other than as contemplated by this Agreement. Before resigning for Good Reason, Employee shall provide Company thirty days written notice and an opportunity to cure.

Jonathan C. Fox, M.D., Ph.D.

February 17, 2016

Continuation Period.  You may also be eligible for a 2016 bonus subject to Section 5(c) of this Agreement.   At the end of the Transition Period, the Company agrees to pay you accrued and unused vacation time to the extent required under California law.

3.	Conditions; Consulting Agreement

Provided that (a) this Agreement becomes effective upon signature by both parties, (b) you are not separated from the Company as a result of your voluntary resignation or the Company terminating your employment with Cause; and (c) you complete the Follow-On Release attached hereto as Exhibit B on or after the Separation Date (the “Conditions”), then immediately after the Separation Date, the consulting agreement attached hereto as Exhibit C (the “Consulting Agreement”) will become effective and shall govern the post-employment relationship between you and the Company, pursuant to which the Company will pay you an hourly fee for any services the Company asks you to provide from the Separation Date through the earliest of March 31, 2017 or the date the Consulting Agreement is sooner terminated by you or by the Company (but, for the avoidance of doubt, the Company may only terminate the Consulting Period prior to March 31, 2017 for Cause) in accordance with its terms (the “Consulting Period”). For the avoidance of doubt, if any of the Conditions are not satisfied, your relationship with the Company will end on the Separation Date and the Consulting Agreement will be null and void. As described in greater detail in the Consulting Agreement, during the Consulting Period, you will no longer be an employee of the Company, but instead will be retained as an independent contractor.

4.	Equity Vesting

During the Transition Period and, and subject to Section 3, during the Consulting Period you shall continue to vest in the stock option grant made to you on March 13, 2013 consistent with the terms and conditions of the Stock Option Grant Notice dated March 13, 2013 (the “Stock Agreement”) and the Company’s 2012 Equity Incentive Plan (the “Plan” and, together with the Stock Agreement, the “Equity Documents.  With respect to the separate stock option grant made to you on June 4, 2015, you acknowledge and agree that you will not be entitled to vest in any portion of such stock option grant.  Accordingly, the entirety of the stock option granted to you on June 4, 2015 will lapse on the Separation Date and will not be exercisable by you.

Jonathan C. Fox, M.D., Ph.D.

February 17, 2016

5.	Severance Benefits

Provided that each of the Conditions have been satisfied, the Company will provide you with the following Severance Benefits:

(a) Salary Continuation. For the period from the Separation Date until June 30, 2017 (the “Salary Continuation Period”), you will receive salary continuation based on the Base Salary Rate, from which all applicable federal, state and local taxes and withholdings will be deducted.

(b) Continuation of Medical and Dental Benefits.  To the extent that you are eligible to continue to participate in our medical and dental plans under COBRA and you elect to continue such benefits, the Company will pay your COBRA premiums during the Salary Continuation Period.

(c) 2016 Bonus:  To the extent that all of the pre-established performance milestones (“Milestones”) associated with your 2016 bonus are achieved, you will be entitled to receive an amount equal to 100% of your 2016 bonus target of $100,000.00 (the “2016 Target Bonus”).  You may earn part of the 2016 Target Bonus based on your achievement of some of the Milestones, as determined by the Company in its reasonable good faith discretion.  If earned in all or in part, the 2016 Bonus shall be payable at the time 2016 bonuses are paid to other Company employees but in no event later than March 15, 2017. The parties acknowledge and agree that the Milestones associated percentages with respect to the 2016 Target Bonus will be set forth in a separate written notice to you.

6.	Return of Property

You shall not dispose of Company property (including information or documents, including computerized data Company and any copies made of any computerized data Company or software (“Documents”), without authorization.  You agree to return as soon as possible on the Separation Date to the Company all Company property, including, without limitation, computer equipment, software, keys and access cards, credit cards, files and any Documents containing information concerning the Company, its business or its business relationships (in the latter two cases, actual or prospective) and any information about the Company’s sales strategies and mechanics associated with implementing those strategies, unless the Company notifies you that you may retain such property in order to provide consulting services during the Consulting Period.  After returning all Documents and Company property, you commit to deleting and finally purging any duplicates of files or documents that may contain Company information from any non-Company computer or other device that remains your property, unless the Company notifies you that you may retain such property in order to provide consulting services during the Consulting Period.  In the event that you discover that you continue to retain any such property, you shall return it to the Company immediately, unless the Company notifies you that you may retain such property in order to provide consulting services during the Consulting Period (as defined below).

Jonathan C. Fox, M.D., Ph.D.

February 17, 2016

7.	Trade Secrets; Confidential Information

You understand and agree that you have been employed in a position of confidence and trust and have had access to information concerning the Company that the Company treats as confidential and the disclosure of which could negatively affect the Company’s interests (such information referred to herein as “Proprietary Information” as such term is defined in the NDA).  You reaffirm and agree to observe and abide by the terms of the NDA, specifically including the provisions therein regarding: nondisclosure of the Company’s trade secrets and confidential and proprietary information, nonsolicitation of Company employees, and noncompetition and nonsolicitation of customers to the extent enforceable under applicable law. You acknowledge that during the course of your employment with the Company you have accessed a number of highly confidential materials including materials concerning the Company’s business, technology, business relationships or financial affairs all of which is “Proprietary Information” under the NDA and you specifically represent that you shall refrain from directly or indirectly disclosing or using any such Proprietary Information in the future including in connection with any business activities.  If it is determined by an arbitrator pursuant to Section 19(a) or a court of competent jurisdiction pursuant to Section 19(c) that you violated this or any other restriction in the NDA, in addition to all other legal and equitable remedies that the Company may have it shall be entitled to recover its reasonable attorney’s fees associated with enforcing the NDA.

8.	Future Cooperation

You agree to cooperate reasonably with the Company (including its outside counsel) in connection with the contemplation, prosecution and defense of all phases of existing, past and future litigation about which the Company believes you may have knowledge or information.  You agree to make yourself available during and outside of regular business hours for such cooperation; provided that the Company shall not utilize this paragraph to require you to make yourself available to an extent that would unreasonably interfere with your search for employment or any subsequent employment responsibilities that you may have.  You agree to appear without the necessity of a subpoena to testify truthfully in any legal proceedings in which the Company calls you as a witness.  In connection with fulfilling your obligations under this Section 8, your pre-approved, out of pocket and reasonable expenses will be reimbursed by the Company, and you will also be entitled to be compensated at the hourly rate of $450 for any hours over and above ten (10) hours that you are required to spend on such cooperation after the ending of the Consulting Period and the Salary Continuation Period.  During the Consulting period you shall be entitled to bill for time spent in cooperating with the Company.

9.	Non-Disparagement

You agree not to make any disparaging statements concerning the Company or any of its affiliates or its or their products or services, or its or their current or former officers, directors, shareholders, or employees. For the avoidance of doubt, nothing in this Agreement shall be interpreted or applied to prohibit you from making any good faith report to any governmental agency or other governmental entity concerning any act or omission that you reasonably believe constitutes a possible violation of federal or state law or making other disclosures that are protected under the anti-retaliation or whistleblower provisions of applicable federal or state law

Jonathan C. Fox, M.D., Ph.D.

February 17, 2016

or regulation.  At the end of the Transition Period, the Company will instruct members of its senior executive team and members of the Company’s Board that they should not make any disparaging comments about you.

10.	Communications Regarding Your Departure

You will not reveal your transition and/or departure to anyone other than your immediate family or legal counsel until the Company has issued a written announcement that you will have any opportunity to review and comment on prior to its issuance.  Such communication will state that you will be transitioning from your role as the Company’s CMO and that the Company has undertaken a search for a new CMO but that you will continue as CMO until a new CMO is hired and, thereafter, you will continue to support the Company as a Senior Advisor.

11.	Tax Treatment

The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports.  Payments under this Agreement are stated in gross amounts and shall be paid in amounts net of any such deductions or withholdings.  Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

12.	Release of Your Claims

In consideration for, among other terms, the payments, benefits and opportunities described in this Agreement, and contingent on the receipt by you of same consistent with the terms of this Agreement, you voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees.  This release includes, without limitation, all Claims relating to your employment by and the decision to terminate your employment with the Company; of wrongful discharge; of breach of contract; of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination or retaliation, the Age Discrimination in Employment Act, Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act); under any other federal or state statute (including, without limitation, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the California Family Rights Act, and the Family Medical Leave Act); of defamation or other torts; of violation of public policy; for wages, bonuses, incentive compensation, commissions, stock, stock options, vacation pay or any other compensation or benefits including without limitation, either under the California Labor Code or otherwise; and for damages or other remedies of any sort, including,

Jonathan C. Fox, M.D., Ph.D.

February 17, 2016

without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees; provided, however, that this release shall not affect your vested rights, if any, under the Company’s 401(k) plan or any of your rights under this Agreement.

13.	California Civil Code Section 1542

You acknowledge that you have been advised to consult with legal counsel and are familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

You, being aware of said code section, agree to expressly waive any rights you may have thereunder, as well as under any other statute or common law principles of similar effect.

14.	Nonadmission

This Agreement shall not be construed as an admission of any liability by the Company or you of any act of wrongdoing.  The Company and you specifically disclaims that it or any of its representatives has engaged in any wrongdoing or has taken any action that would be the basis for any finding of liability.

15.	Legal Representation

This Agreement is a legally binding document and your signature will commit you to its terms.  You acknowledge that you have been advised to discuss all aspects of this Agreement with your attorney, that you have in fact done so, that you have carefully read and fully understand all of the provisions of this Agreement, and that you are voluntarily entering into this Agreement.

16.	Absence of Reliance

In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company, other than those set forth herein.

17.	Enforceability

If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of the NDA) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

Jonathan C. Fox, M.D., Ph.D.

February 17, 2016

18.	Waiver

No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party.  The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

19.	Enforcement

(a) Arbitration of Disputes.  Any controversy or claim arising out of or relating to this Agreement, the NDA, the Consulting Agreement, the Equity Documents or any breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination) shall, to the fullest extent permitted by law, be settled exclusively by a single arbitrator with significant experience in employment matters in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of JAMS, Inc. (“JAMS”) in San Francisco, CA in accordance with the JAMS Employment Dispute Resolution Rules of including, but not limited to, the rules and procedures applicable to the selection of the arbitrator.  In the event that any person or entity other than you or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement, unless arbitration of such other person’s claims is prohibited by law.  You will be required to pay an arbitration fee to initiate any arbitration equal to what you would be charged as a first appearance fee in court.  The Company shall advance all remaining fees and costs of the arbitrator.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  This Section 19(a) shall be specifically enforceable. The only exception to this Section 19(a) shall be that a party is not precluded from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate, including as contemplated in Section 19(b); provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 19(a).

(b) Relief.  You agree that it would be difficult to measure any harm caused to the Company that might result from any material breach by you of your promises set forth in Sections 6, 7, 8, 9 or 10 of this Agreement or in the NDA and that in any event money damages would be an inadequate remedy for any such breach.  Accordingly, you agree that if you breach, or propose to breach, any portion of your obligations under this Agreement, the Company shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach.

(c) Jurisdiction.  Subject to Section 19(a), you and the Company hereby agree that a state court in Santa Clara County, California shall have the exclusive jurisdiction to consider any matters related to your employment and your consulting relationship with the Company.  With respect to any such court action, you (i) submit to the jurisdiction of

Jonathan C. Fox, M.D., Ph.D.

February 17, 2016

such court, (ii) consent to service of process, and (iii) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction or venue.

(d) Attorneys’ Fees.  In the event of a dispute under this Agreement, the parties agree that the arbitrator or judge shall have the authority to award the prevailing party its attorneys’ fees and costs to the extent authorized by applicable law.

20.	Governing Law; Interpretation

This Agreement shall be interpreted and enforced under the laws of the State of California without regard to conflict of law principles.  In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.

21.	Section 409A

To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the termination of employment, then such payments or benefits shall be payable only upon your “separation from service.”  The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A‑1(h). The parties intend that this Agreement will be administered in accordance with Section 409A of the Code.  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code.  Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A‑2(b)(2).  The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party. The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

22.	Entire Agreement and Time to Consider

This Agreement along with the NDA, the Consulting Agreement and the Equity Documents constitutes the entire agreement between you and the Company with respect to the subject matter herein.  This Agreement supersedes any previous agreements or understandings between you and the Company with respect to the subject matter herein, including, without limitation, the Offer Letter.

Jonathan C. Fox, M.D., Ph.D.

February 17, 2016

You acknowledge that you have been given the opportunity, if you so desired, to consider this Agreement for twenty-one (21) days before executing it (the “Consideration Period”).  You agree that changes to this Agreement do not restart the Consideration Period.  If not signed by you and returned to me so that I receive it within the Consideration Period, this Agreement will not be valid.  In addition, if you breach any of the conditions of the Agreement within the Consideration Period, the offer of this Agreement is withdrawn and your execution of the Agreement will not be valid.  In the event that you execute and return this Agreement within less than twenty-one (21) days of the date of its delivery to you, you acknowledge that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire twenty-one (21) day period.  The Company acknowledges that for a period of seven (7) days from the date of your execution of this Agreement, you shall retain the right to revoke this Agreement by written notice that I receive before the end of such period, and that this Agreement shall not become effective or enforceable until the expiration of such revocation period (the “Effective Date”)

23.	Counterparts

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document.  Facsimile and pdf signatures shall be deemed to have the same legal effect as originals.

[signature page follows]

By signing below I agree to and accept the terms of this Agreement for the Company.  Please indicate your agreement to the terms of this Agreement by signing and returning to me the original of this letter within the Consideration Period.

Very truly yours,

MYOKARDIA, INC.

/s/ Tassos Gianakakos

Tassos Gianakakos

Chief Executive Officer

The foregoing is agreed to and accepted by:

/s/ Jonathan C. Fox, M.D., Ph.D.	18 Feb. 2016
Jonathan C. Fox, M.D., Ph.D.	Date

[Signature Page to Jonathan C. Fox, M.D., Ph.D. Transitional Services Agreement]

EXHIBIT A

[NDA]

EXHIBIT B

FOLLOW-ON RELEASE

I, Jonathan C. Fox, M.D., Ph.D., hereby acknowledge and certify that I entered into a Transitional Service Agreement (the “Transitional Service Agreement”) with MyoKardia, Inc.    Pursuant to the Transition Service Agreement and the Release Agreement, I am required to affirm the general release of claims in Transitional Service Agreement with respect to the period between the date I signed the Transitional Service Agreement and the Separation Date as that term is defined in the Transitional Service Agreement (the “Follow on Release”) as a Condition.  I understand that I must sign this Follow on Release within ten (10) days of the Separation Date and that I may not sign this Follow on Release prior to the Separation Date.

I, therefore, agree as follows:

1. I hereby affirm the Release of Your Claims set forth in Section 12 of the Release Agreement and extend it to any and all Claims that, as of the date I sign this Follow on Release  I have, own or hold, or claim to have,  own, or hold, or that at I had, owned, or held, or claimed to have had, owned, or held against any Releasee, subject to all exclusions and terms set forth in the Transitional Service Agreement and to all obligations set forth in the Transition Service Agreement.  To clarify, by signing this Follow-On release I do not release the Company from any claims under either the Transition Service Agreement or the Consulting Agreement.

2. I have carefully read and fully understand all of the provisions of this Follow on Release, I knowingly and voluntarily agree to all of the terms set forth in this Follow on Release.

3. I agree that this Follow on Release is hereby incorporated by reference into the Transitional Service Agreement.

Jonathan C. Fox, M.D., Ph.D.

Date

EXHIBIT C TO TRANSITIONAL SERVICES AGREEMENT

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (together with the attached Business Terms Exhibit and Section 2870 Exhibit, the “Agreement”), is made by and between MYOKARDIA, INC., a Delaware corporation with an office at 333 Allerton Avenue, South San Francisco, CA 94080 (“MyoKardia”), and Jonathan C. Fox, M.D., Ph.D. with an address at 2235 3rd Street W-106, San Francisco, CA  94107 (“Consultant”). MyoKardia desires to have the benefit of Consultant’s knowledge and experience, and Consultant desires to provide services to MyoKardia, all as provided in this Agreement.  This Agreement shall become effective on the date immediately following the Separation Date as defined in the Transitional Services Agreement by and between MyoKardia and Consultant (the “Effective Date”); provided, however, that if the Separation Date occurs due to either Consultant’s voluntary resignation from employment with MyoKardia or MyoKardia’s termination of Consultant’s employment with Cause (as defined in the Transitional Services Agreement), this Agreement shall not become effective on the Effective Date and shall be null and void.

1.

Services; Exclusivity. MyoKardia retains Consultant, and Consultant agrees to provide, consulting and advisory services to MyoKardia as MyoKardia may from time to time reasonably request and as specified in the attached Business Terms Exhibit (the “Consulting Services”). Any changes to the Consulting Services (and any related compensation adjustments) must be agreed to in writing between Consultant and MyoKardia prior to implementation of the changes.  During the Consulting Period (as defined in Section 9), Consultant agrees not to perform services, whether as an employee or an independent contractor, for a company other than MyoKardia that develops therapies for hypertrophic cardiomyopathy or heritable dilated cardiomyopathy.

2.	Compensation. As full consideration for Consulting Services provided under this Agreement, MyoKardia agrees to pay Consultant and reimburse expenses as described in the Business Terms Exhibit.
3.

Performance. Consultant agrees to provide the Consulting Services to MyoKardia, or to its designee, in accordance with all applicable laws and regulations and the highest professional standards. Consultant represents and warrants that Consultant has not been, and is not under consideration to be (a) debarred from providing services pursuant to Section 306 of the United States Federal Food Drug and Cosmetic Act, 21 U.S.C. § 335a; (b) excluded, debarred or suspended from, or otherwise ineligible to participate in, any federal or state health care program or federal procurement or non-procurement programs (as that term is defined in 42 U.S.C. § 1320a-7b(f)); (c) disqualified by any government or regulatory agencies from performing specific services, and is not subject to a pending disqualification proceeding; or (d) convicted of a criminal offense related to the provision of health care items or services, or under investigation or subject to any such action that is pending.  Consultant will notify MyoKardia immediately if Consultant is subject to the foregoing, or if any action, suit, claim, investigation, or proceeding relating to the foregoing is pending, or to the best of Consultant’s knowledge, is threatened.

4.

Compliance with Obligations to Third Parties. Consultant represents and warrants to MyoKardia that the terms of this Agreement and Consultant’s performance of Consulting Services do not and will not conflict with any of Consultant’s obligations to any third parties. Consultant agrees not to use any trade secrets or other confidential information of any other person, firm, corporation, institution or other third party in connection with any of the Consulting Services. If Consultant is an employee of another company or institution, Consultant represents and warrants that Consultant is permitted to enter into this Agreement pursuant to such company’s or institution’s policies concerning professional consulting and additional workload. Consultant agrees not to make any use of any funds, space, personnel, facilities, equipment or other resources of a third party in performing the Consulting Services, nor take any other action that would result in a third party asserting ownership of, or other rights in, any Work Product (defined in Section 5), unless agreed upon in writing in advance by MyoKardia.

5.

Work Product. Consultant will promptly and fully disclose in confidence to MyoKardia all inventions, discoveries, improvements, ideas, concepts, designs, processes, formulations, products, computer programs, works of authorship, databases, mask works, trade secrets, know-how, information, data, documentation, reports, research, creations and other products arising from or made in the performance of (solely or jointly with others) the Consulting Services (whether or not patentable or subject to copyright or trade secret protection) (collectively, the “Work Product”). Consultant assigns and agrees to assign to MyoKardia all rights in the United States and throughout the world to Work Product to and only to the fullest extent allowed by California Labor Code Section 2870 (which is attached as the Section 2870 Exhibit).  Without disclosing any third party confidential information, Consultant will also disclose anything Consultant believes is excluded by Section 2870 so that MyoKardia can make an independent assessment.  Consultant will keep and maintain adequate and current written records of all Work Product, and such records will be available to and remain the sole property of MyoKardia at all times. For purposes of the copyright laws of the United States, Work Product will constitute “works made for hire,” except to the extent such Work Product cannot by law be “works made for hire.” Consultant represents and warrants that Consultant has and will have the right to transfer and assign to MyoKardia ownership of all Work Product. Consultant will execute all documents, and take any and all actions needed, all without further consideration, in order to confirm MyoKardia’s rights as outlined above. In the event that Consultant should fail or refuse to execute such documents within a reasonable time, Consultant appoints MyoKardia as attorney to execute and deliver any such documents on Consultant’s behalf.

6.

Confidentiality. “Confidential Information” means (a) any scientific, technical, business or financial information in whatever form (written, oral or visual) that is furnished or made available to Consultant by or on behalf of MyoKardia, (b) all information contained in or comprised of MyoKardia Materials (defined in Section 7); and (c) all Work Product. Confidential Information is, and will remain, the sole property of MyoKardia. During and after the Consulting Period, Consultant agrees to (i) hold in confidence all Confidential Information, and not disclose Confidential Information without the prior written consent of MyoKardia; (ii) use Confidential Information solely in connection with the Consulting Services; (iii) treat Confidential Information with no less than a reasonable degree of care; (iv) reproduce Confidential Information solely to the extent necessary to provide the Consulting Services, with all such reproductions being considered Confidential Information; and (v) notify MyoKardia of any unauthorized disclosure of Confidential Information promptly upon becoming aware of such disclosure. Consultant’s obligations of non-disclosure and non-use under this Agreement will not apply to any portion of Confidential Information that Consultant can demonstrate, by competent proof:

(a)	is generally known to the public at the time of disclosure or becomes generally known through no wrongful act on the part of Consultant;
(b)	is in Consultant’s possession at the time of disclosure other than as a result of Consultant’s breach of any legal obligation;
(c)	becomes known to Consultant on a non-confidential basis through disclosure by sources other than MyoKardia having the legal right to disclose such Confidential Information; or
(d)	is independently developed by Consultant without reference to or reliance upon Confidential Information.

If Consultant is required by a governmental authority or by order of a court of competent jurisdiction to disclose any Confidential Information, Consultant will give MyoKardia prompt written notice thereof and Consultant will take all reasonable and lawful actions to avoid or minimize the degree of such disclosure. Consultant will cooperate reasonably with MyoKardia in any efforts to seek a protective order.

7.

MyoKardia Materials. All documents, data, records, materials, compounds, apparatus, equipment and other physical property furnished or made available by or on behalf of MyoKardia to Consultant in connection with this Agreement (“MyoKardia Materials”) are and will remain the sole property of MyoKardia. Consultant will use MyoKardia Materials only as necessary to perform the Consulting Services and will not transfer or make available to any third party the MyoKardia Materials without the express prior written consent of MyoKardia. Consultant will return to MyoKardia any and all MyoKardia Materials upon request.

8.

Publication; Publicity. Consultant may not publish or refer to Work Product, in whole or in part, without the prior express written consent of MyoKardia. Consultant will not use the name, logo, trade name, service mark, or trademark, or any simulation, abbreviation, or adaptation of same, or the name of MyoKardia or any of its affiliates for publicity, promotion, or other uses without MyoKardia’s prior written consent.

9.

Expiration/Termination. The term of this Agreement will commence on the Effective Date and expire at the earliest of March 31, 2017 or the date that Consultant or MyoKardia sooner terminates this Agreement pursuant to this Section 9 (the “Consulting Period”). MyoKardia may terminate this Agreement at any time for Cause upon written notice to Consultant.  A termination of this Agreement by MyoKardia with Cause shall include a breach of this Agreement by Consultant, including, without limitation, a material breach of Consultant’s exclusivity obligation in Section 1 or material failure to perform the Consulting Services as set forth in the Business Terms Exhibit to this Agreement and a material breach of any of Consultant’s continuing obligations under the Transitional Services Agreement or the Employee Confidentiality and Assignment Agreement signed by Consultant on August 29, 2013 (the “Confidentiality Agreement”), which is incorporated by reference in Section 10(c) below. Consultant may terminate this Agreement at any time with or without cause upon not less than thirty (30) days’ prior written notice to MyoKardia.  Any expiration or termination of this Agreement shall be without prejudice to any obligation of either party that has accrued prior to the effective date of expiration or termination. Upon expiration or termination of this Agreement, neither Consultant nor MyoKardia will have any further obligations under this Agreement, except that (a) Consultant will terminate all Consulting Services in progress in an orderly manner as soon as practicable and in accordance with a schedule agreed to by MyoKardia, unless MyoKardia specifies in the notice of termination that Consulting Services in progress should be completed; (b) Consultant will deliver to MyoKardia all Work Product made through expiration or termination; (c) MyoKardia will pay Consultant any monies due and owing Consultant, up to the time of termination or expiration, for Consulting Services properly performed and all authorized expenses actually incurred; (d) Consultant will immediately return to MyoKardia all MyoKardia Materials and other Confidential Information and copies thereof provided to Consultant under this Agreement; and (e) the terms, conditions and obligations under Sections 4, 5, 6, 7, 8 and 10 will survive expiration or termination of this Agreement. In the interest of clarity, vesting will cease upon the termination of the Consulting Period, provided MyoKardia may only terminate the Consulting Period prior to March 31, 2017 for Cause, as defined above.

10.	Miscellaneous.
(a)

Independent Contractor. The parties understand and agree that Consultant is an independent contractor and not an agent or employee of MyoKardia. Consultant has no authority to obligate MyoKardia by contract or otherwise. Consultant will not be eligible for any employee benefits of MyoKardia and expressly waives any rights to any employee benefits. Consultant will bear sole responsibility for paying and reporting Consultant’s own applicable federal and state income taxes, social security taxes, unemployment insurance, workers’ compensation, and health or disability insurance, retirement benefits, and other welfare or pension benefits, if any, and indemnifies and holds MyoKardia harmless from and against any liability with respect to such taxes, benefits and other matters.

(b)

Use of Name. Consultant consents to the use by MyoKardia of Consultant’s name on its website, in press releases, company brochures, offering documents, presentations, reports or other documents in printed or electronic form, and any documents filed with or submitted to any governmental or regulatory agency or any securities exchange or listing entity; provided, that such materials or presentations accurately describe the nature of Consultant’s relationship with or contribution to MyoKardia.

(c)

Entire Agreement. This Agreement, together with the Transitional Services Agreement, the Confidentiality Agreement, and the Equity Documents, contains the entire agreement of the parties with regard to its subject matter, and supersedes all prior or contemporaneous written or oral representations, agreements and understandings between the parties relating to that subject matter. This Agreement may be changed only by a writing signed by Consultant and an authorized representative of MyoKardia.

(d)

Certain Disclosures and Transparency. Consultant acknowledges that MyoKardia and its affiliates are required to abide by federal and state disclosure laws and certain transparency policies governing their activities including providing reports to the government and to the public concerning financial or other relationships with healthcare providers. Consultant agrees that MyoKardia and its affiliates may, in their sole discretion, disclose information about this Agreement and about Consultant’s Consulting Services including those relating to healthcare providers and any compensation paid to healthcare providers pursuant to this Agreement. Consultant agrees to promptly supply information reasonably requested by MyoKardia for disclosure purposes. To the extent that Consultant is independently obligated to disclose specific information concerning the Consulting Services relating to healthcare providers and compensation paid to healthcare providers pursuant to this Agreement, Consultant will make timely and accurate required disclosures.

(e)

Assignment and Binding Effect. The Consulting Services to be provided by Consultant are personal in nature. Consultant may not assign or transfer this Agreement or any of Consultant’s rights or obligations hereunder. In no event will Consultant assign or delegate responsibility for actual performance of the Consulting Services to any third party. MyoKardia may transfer or assign this Agreement, in whole or in part, without the prior written consent of Consultant. Any purported assignment or transfer in violation of this Section is void. This Agreement will be binding upon and inure to the benefit of the parties and their respective legal representatives, heirs, successors and permitted assigns.

(f)

Notices. All notices required or permitted under this Agreement must be in writing and must be given by directing the notice to the address for the receiving party set forth in this Agreement or at such other address as the receiving party may specify in writing under this procedure. Notices to MyoKardia will be marked “Attention: Legal Department”. All notices must be given (i) by personal delivery, with receipt acknowledged, (ii) by prepaid certified or registered mail, return receipt requested, or (iii) by prepaid recognized next business day delivery service. Notices will be effective upon receipt or at a later date stated in the notice.

(g)

Governing Law. This Agreement and any disputes relating to or arising out of this Agreement will be governed by, construed, and interpreted in accordance with the internal laws of the State of California, without regard to any choice of law principle that would require the application of the law of another jurisdiction.

The parties agree to submit to the exclusive jurisdiction of the state and federal courts located in the State of California and waive any defense of inconvenient forum to the maintenance of any action or proceeding in such courts.

(h)

Severability; Reformation. Each provision in this Agreement is independent and severable from the others, and no provision will be rendered unenforceable because any other provision is found by a proper authority to be invalid or unenforceable in whole or in part. If any provision of this Agreement is found by such an authority to be invalid or unenforceable in whole or in part, such provision shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision and the intent of the parties, within the limits of applicable law.

(i)

No Strict Construction; Headings. This Agreement has been prepared jointly and will not be strictly construed against either party. The section headings are included solely for convenience of reference and will not control or affect the meaning or interpretation of any of the provisions of this Agreement.

(j)

Waivers. Any delay in enforcing a party’s rights under this Agreement, or any waiver as to a particular default or other matter, will not constitute a waiver of such party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written waiver relating to a particular matter for a particular period of time signed by Consultant and an authorized representative of the waiving party, as applicable.

(k)

Remedies. Consultant agrees that (i) MyoKardia may be irreparably injured by a breach of this Agreement by Consultant; (ii) money damages would not be an adequate remedy for any such breach; (iii) as a remedy for any such breach MyoKardia will be entitled to seek equitable relief, including injunctive relief and specific performance, without being required by Consultant to post a bond; and (iv) such remedy will not be the exclusive remedy for any breach of this Agreement.

(l)

Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  A facsimile or portable document format (“.pdf”) copy of this Agreement, including the signature pages, will be deemed an original.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

MYOKARDIA, INC.	JONATHAN C. FOX, M.D., PH.D.

By:	By:
Name:	Name:
Title:	Title:

[Signature Page to Jonathan C. Fox, M.D., Ph.D. Consulting Agreement]

BUSINESS TERMS EXHIBIT TO CONSULTING AGREEMENT

Consulting Agreement with Jonathan C. Fox, M.D., Ph.D.

1.	Consulting Services:

Consultant’s Consulting Services to MyoKardia will be on an as needed basis as determined by the Company’s CEO, provided in no event shall Consultant be required to perform Consulting Services more than 24 hours per week.  The Consulting Services and are expected to include the following:

•	support of ongoing and future clinical trials for the HCM-1 and DCM-1 programs;
•	preparation, review, and consultation of materials in support of interactions with health authorities;
•	support for interactions with clinical investigators;
•	continued transitional services to support the clinical team; and
•	other services, as needed, customary of a chief medical advisor

Consultant will provide Consulting Services on a schedule and at a location or locations indicated above or as otherwise mutually agreed between Consultant and MyoKardia’s Chief Executive Officer. In addition, Consultant will be available for a reasonable number of telephone and/or written consultations.

2.	Compensation:

Fees: MyoKardia will pay Consultant $450.00 per hour not to exceed $200,000 during the Consulting Period, without MyoKardia’s express written consent.

Equity Vesting: During the Consulting Period (as defined in the Consulting Agreement), Consultant will continue to vest in the stock option grant made to Consultant by MyoKardia on March 13, 2013 consistent with the terms and conditions of consistent with the terms and conditions of Section 3 of the employment offer letter dated March 4, 2013 (the “Offer Letter”), the Stock Option Grant Notice dated March 13, 2013 (the “Stock Agreement”), and MyoKardia’s 2012 Equity Incentive Plan (the “Plan” and, together with Section 3 of the Offer Letter and the Stock Agreement, the “Equity Documents”).  With respect to continued equity vesting, the terms of the Transitional Services Agreement and the Consulting Agreement will govern in the event of a contrary provision in the Offer Letter, the Stock Agreement, the Plan or the Equity Documents.

Expenses: MyoKardia will reimburse Consultant for any pre-approved expenses actually incurred by Consultant in connection with the provision of Consulting Services. Requests for reimbursement will be in a form reasonably acceptable to MyoKardia, will include supporting documentation and will accompany Consultant’s invoices.

Invoicing: No later than the last day of each calendar month, Consultant will invoice MyoKardia for Consulting Services rendered and related expenses incurred during the preceding month. Invoices should reference this Agreement and should be submitted to MyoKardia to the attention of: accounting@myokardia.com. Invoices will contain such detail as MyoKardia may reasonably require and will be payable in U.S. Dollars. Undisputed payments will be made by MyoKardia within thirty (30) days after MyoKardia’s receipt of Consultant’s invoice, request for reimbursement and all supporting documentation.

2

SECTION 2870 EXHIBIT

Consulting Agreement with Jonathan C. Fox, M.D., Ph.D.

California Labor Code Section 2870.  Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for his employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.